UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2017

KALVISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

Delaware	001-36830	20-0915291
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square

Bld 200, Ste 2203

Cambridge, MA 02139

(Address of Principal Executive Offices) (Zip Code)

(857) 999-0075

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement

On October 6, 2017, KalVista Pharmaceuticals Limited (“KalVista Limited”), a wholly-owned subsidiary of KalVista Pharmaceuticals, Inc. (the “Company”), and Merck Sharp & Dohme Corp. (“Merck”) entered into an option agreement (the “Option Agreement”) and the Company and Merck entered into a stock purchase agreement and a voting agreement (the “Stock Purchase Agreement” and “Voting Agreement”, respectively, and collectively with the Option Agreement, the “Agreements”). The Company is the guarantor of KalVista Limited’s obligations under the Option Agreement. Together the Company and KalVista Limited are referred to herein as “KalVista”.

Option Agreement

Under the terms of the Option Agreement, KalVista Limited has granted to Merck certain rights including an option to acquire KVD001 through a period following completion of the Phase 2 proof-of-concept trial that KalVista intends to commence later this year. KalVista Limited also has granted to Merck a similar option to acquire investigational orally delivered molecules for DME that KalVista will continue to develop as part of its ongoing research and development activities. KalVista also granted non-exclusive rights to use the compounds solely for research purposes, and agreed to use its diligent efforts to develop the two compounds. KalVista will fund and retain control over the planned Phase 2 clinical trial of KVD001 as well as development of the investigational oral DME compounds through Phase 2, unless Merck determines to exercise its options earlier.

Under the terms of the Option Agreement, KalVista will receive $37 million in a non-refundable upfront fee from Merck. Assuming the exercise of both options and achievement of each of the milestones set forth in the Option Agreement, KalVista could receive up to an additional $715 million in option exercise payments and clinical, regulatory and commercialization milestone payments, as well as tiered royalties ranging from mid-single digits to low-teens on any global net sales (which, in the case of KVD001, only apply to sales over a certain threshold).

Merck may terminate the Option Agreement at any time upon written notice to KalVista. KalVista may terminate the Option Agreement in the event of Merck’s material breach of the Option Agreement, subject to cure.

Stock Purchase Agreement

Under the terms of the Stock Purchase Agreement, Merck has paid approximately $9.1 million to purchase 1,070,589 new shares of the Company’s common stock at a price of $8.50 per share. Under the terms of the Stock Purchase Agreement, the Company has provided Merck with certain rights to have such purchased shares registered for sale under the Securities Act of 1933, as amended (“1933 Act”). Merck has also agreed that it will hold the shares for a specified period of time and, pursuant to the Voting Agreement, vote the shares in accordance with the recommendations of the Board (other than with respect to extraordinary transactions), and provide the Company, through its representatives, with an irrevocably proxy for such matters, in each case, subject to the terms and conditions of the Stock Purchase Agreement and Voting Agreement. In addition, Merck has agreed that for a certain period of time, neither it nor its affiliates will undertake certain actions related to the potential acquisition of additional equity interests in the Company, subject to the terms and conditions of the Stock Purchase Agreement.

The foregoing description of the material terms of the Agreements is qualified in its entirety by the terms of the Agreements, which the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ended October 31, 2017.

Item 3.02.	Unregistered Sales of Equity Securities.

The description of the Stock Purchase Agreement above is incorporated herein by reference. The issuance of the shares is exempt from registration under the 1933 Act in reliance on Section 4(a)(2) thereunder.

Item 8.01.	Other Events.

On October 10, 2017, the Company issued a press release with respect to the execution of the Agreements, as described under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press release dated October 10, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KALVISTA PHARMACEUTICALS, INC.

Date: October 10, 2017	By:	/s/ T. Andrew Crockett
T. Andrew Crockett
Chief Executive Officer

4